As filed with the Securities and Exchange Commission on July 8, 2022

Registration No. 333-248897

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-248897

WHITING HOLDINGS LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-3102137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500

Houston, Texas 77002

(281) 404-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Scott Regan

General Counsel

c/o Chord Energy Corporation

1001 Fannin Street, Suite 1500

Houston, Texas 77002

(281) 404-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

Whiting Holdings LLC, a Delaware limited liability company (f/k/a/ New Ohm LLC) (the “Company”), as successor in interest to Whiting Petroleum Corporation, a Delaware corporation (“Whiting”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed by Whiting with the Securities and Exchange Commission:

•	Registration Statement No. 333-248897 on Form S-8, filed on September 18, 2020, registering 4,035,885 shares of Whiting’s common stock, par value $0.001 per share (“Whiting Common Stock”).

On July 1, 2022, pursuant to the Agreement and Plan of Merger, dated as of March 7, 2022, by and among Whiting, Chord Energy Corporation (f/k/a Oasis Petroleum Inc.), a Delaware corporation (“Chord”), Ohm Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Chord (“Merger Sub”), and the Company, (i) Merger Sub merged with and into Whiting, with Whiting continuing its existence as the surviving corporation (the “Surviving Corporation”) as a direct wholly-owned subsidiary of Chord, and subsequently, (ii) the Surviving Corporation merged with and into the Company, with the Company continuing as the surviving entity as a direct wholly-owned subsidiary of Chord (the “Merger”).

Following the completion of the Merger, (i) each share of Whiting Common Stock issued and outstanding as of immediately prior to the effective time of the Merger was converted into the right to receive $6.25 in cash, without interest, and 0.5774 shares of Chord’s common stock, par value $0.01 per share (“Chord Common Stock”), (ii) all existing shares of Chord Common Stock remained outstanding and (iii) Oasis Petroleum Inc. changed its name to Chord Energy Corporation. This Post-Effective Amendment is being filed as a result of the Merger.

The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all shares of Whiting Common Stock registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with the undertakings made by Whiting in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 8, 2022.

WHITING HOLDINGS LLC

By:	/s/ Daniel E. Brown
Daniel E. Brown
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

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